Exhibit 99.1

NEWS RELEASE

Vanguard Natural Resources Reports Third Quarter 2013 Results

HOUSTON- October 30, 2013--Vanguard Natural Resources, LLC (NASDAQ: VNR) ("Vanguard" or "the Company") today reported financial and operational results for the quarter ended September 30, 2013.

Mr. Scott W. Smith, President and CEO, commented, "Our quality asset base continues to deliver solid operational results. We remain active in the acquisitions market and with approximately $900 million of liquidity available, we are well positioned to be competitive for MLP type assets that come to market in the fourth quarter."

Mr. Richard A. Robert, EVP and CFO, added, “We are pleased with where we stand today as a company.  Stable cash flows and a strong balance sheet put us in very firm financial footing and bodes well for our continued ability to create long term value for our unitholders. In addition, we remain conservative and prudent with increases to our common unit monthly cash distribution that currently generates an approximate 9.0% yield for our unitholders.”

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	($ in thousands, except per unit data) (Unaudited)
Production (BOE/d)	35,250	24,367	34,957	16,786
Oil, natural gas and natural gas liquids sales	$121,510	$78,871	$334,929	$228,029
Realized gain (loss) on commodity derivative contracts	$(5,359)	$318	$(2,175)	$(756)
Unrealized gain (loss) on commodity derivative contracts	$(12,355)	$(51,332)	$13,781	$9,243
Operating expenses	$36,436	$26,567	$106,425	$75,918
Selling, general and administrative expenses	$5,730	$5,499	$19,179	$15,298
Depreciation, depletion, amortization, and accretion	$41,750	$31,245	$123,354	$73,897
Impairment of oil and natural gas properties	$—	$18,029	$—	$18,029
Net income (loss) available to common and Class B unitholders	$1,881	$(68,727)	$56,007	$32,696
Adjusted Net Income Available to Common and Class B Unitholders (1)	$22,601	$17,932	$58,591	$48,153
Adjusted Net Income Available to Common and Class B Unitholders, per unit (1)	$0.29	$0.34	$0.82	$0.92
Adjusted EBITDA(1)	$82,687	$66,277	$235,401	$163,965
Interest expense, including realized losses on interest rate derivative contracts	$15,819	$12,857	$49,129	$29,158
Drilling, capital workover and recompletion expenditures	$12,774	$16,925	$42,192	$40,285
Distributions to preferred unitholders	$1,240	$—	$1,392	$—
Distributable Cash Flow Available to Common and Class B Unitholders (1)	$52,854	$36,640	$142,688	$100,044
Distributable Cash Flow per common and Class B unit (1)	$0.68	$0.67	$1.93	$1.89
Common and Class B units distribution coverage (1)	1.09x	1.12x	1.05x	1.06x
Weighted average common and Class B units outstanding	77,903	53,139	71,351	52,555

(1)
Non-GAAP financial measures. Please see Adjusted Net Income Available to Common and Class B Unitholders, Adjusted EBITDA and Distributable Cash Flow Available to Common and Class B Unitholders tables at the end of this press release for a reconciliation of these measures to their nearest comparable GAAP measure.

Third Quarter 2013 Highlights:

•
Adjusted EBITDA (a non-GAAP financial measure defined below) increased 25% to $82.7 million in the third quarter of 2013 from $66.3 million in the third quarter of 2012 and increased 3% from the $80.3 million recorded in the second quarter of 2013.

•
Distributable Cash Flow Available to Common and Class B Unitholders (a non-GAAP financial measure defined below) increased 44% to $52.9 million from the $36.6 million generated in the third quarter of 2012 and increased 9% from the $48.4 million generated in the second quarter of 2013.

•
We reported net income available to common and Class B unitholders for the quarter of $1.9 million or $0.02 per basic unit compared to a reported net loss of $68.7 million or $(1.29) per basic unit in the third quarter of 2012. The recent quarter includes net non-cash losses of $20.6 million that are adjustments to arrive at Adjusted Net Income Available to Common and Class B Unitholders (a non-GAAP financial measure defined below). The third quarter of 2012 results included net non-cash losses of $86.7 million.

•
Adjusted Net Income Available to Common and Class B Unitholders (a non-GAAP financial measure defined below) was $22.6 million in the third quarter of 2013, or $0.29 per basic unit, as compared to $17.9 million, or $0.34 per basic unit, in the third quarter of 2012.

•
Reported average production of 35,250 BOE per day in the third quarter of 2013, up 45% over 24,367 BOE per day produced in the third quarter of 2012 and a 3% decrease over 36,477 BOE per day produced in the second quarter of 2013. On a BOE basis, crude oil, natural gas and natural gas liquids (“NGLs”) accounted for 24%, 64%, and 12% of our third quarter 2013 production, respectively.

During the quarter, we produced 12,398 MMcf of natural gas, an increase of 50% from the 8,238 MMcf of natural gas produced in the third quarter of 2012, 793 MBbls of oil, an increase of 16% from the 682 MBbls of oil produced in the third quarter of 2012, and 383 MBbls of NGLs, an increase of 105% from the 187 MBbls of NGLs produced in the third quarter of 2012.

Including the impact of our natural gas hedges in the third quarter of 2013, we realized an average price of $3.48 per Mcf on natural gas sales, compared to the unhedged realized average price of $2.47 per Mcf. Our hedged realized average price for oil was $84.37 per barrel, compared to the unhedged realized average price of $97.38 per barrel. The impact of our NGL hedges resulted in an average realized price of $35.56 per barrel of NGLs sales, compared to the unhedged realized average price of $35.51 per barrel.

2013 Nine Month Highlights:

•	Adjusted EBITDA (a non-GAAP financial measure defined below) increased 44% to $235.4 million in the first nine months of 2013 from $164.0 million in the first nine months of 2012.

•
Distributable Cash Flow Available to Common and Class B Unitholders (a non-GAAP financial measure defined below) for the first nine months of 2013 increased 43% to $142.7 million from the $100.0 million generated in the first nine months of 2012.

•
We reported net income available to common and Class B unitholders for the first nine months of 2013 of $56.0 million or $0.78 per basic unit compared to a reported net income of $32.7 million or $0.62 per basic unit in the first nine months of 2012. The 2013 results include net non-cash losses of $1.7 million that are adjustments to arrive at Adjusted Net Income Available to Common and Class B Unitholders (a non-GAAP financial measure defined below). Results for the first nine months of 2012 included net non-cash losses of $15.5 million.

•
Adjusted Net Income Available to Common and Class B Unitholders (a non-GAAP financial measure defined below) was $58.6 million for the first nine months of 2013, or $0.82 per basic unit, as compared to $48.2 million, or $0.92 per basic unit, in the comparable period of 2012.

•
Reported average production of 34,957 BOE per day in the first nine months of 2013, up 108% over 16,786 BOE per day produced in the first nine months of 2012. On a BOE basis, crude oil, natural gas and NGLs accounted for 24%, 66%, and 10% of our production for the first nine months of 2013, respectively.

During the first nine months of 2013, we produced 37,565 MMcf of natural gas, an increase of 200% from the 12,505 MMcf of natural gas produced in the first nine months of 2012, 2,316 MBbls of oil, an increase of 12% from the 2,061 MBbls of oil produced in the first nine months of 2012, and 966 MBbls of NGLs, an increase of 113% from the 454 MBbls of NGLs produced in the first nine months of 2012.

Including the impact of our natural gas hedges in the first nine months of 2013, we realized an average price of $3.38 per Mcf on natural gas sales, compared to the unhedged realized average price of $2.51 per Mcf. Our hedged realized average price for oil was $83.45 per barrel, compared to the unhedged realized average price of $88.70 per barrel. The impact of our NGL hedges resulted in an average realized price of $36.68 per barrel of NGLs sales, compared to the unhedged realized average price of $36.51 per barrel.

Capital Expenditures

Capital expenditures for the drilling, capital workover and recompletion of oil and natural gas properties were approximately $12.8 million in the third quarter of 2013 compared to $16.9 million for the comparable quarter of 2012 and $14.8 million for the second quarter of 2013.

Operated capital expenditures totaled approximately $6.8 million and were focused largely on our Woodford and Permian operations. Non-operated capital totaled approximately $6.0 million during the quarter and spending in the Fayetteville Shale equated to approximately 45% of the activity. The remaining non-operated activity was spread across our assets on other maintenance related projects and drilling where we have low working interests.

Excluding any potential future acquisitions, we currently anticipate an approximate capital budget for the fourth quarter of $19.0 – $21.0 million.

Hedging Activities

We enter into derivative transactions in the form of hedging arrangements to reduce the impact of oil and natural gas price volatility on our cash flow from operations. We have mitigated some of the volatility by implementing a hedging program for approximately 85% of our anticipated production of crude oil through 2015, approximately 85% of our natural gas production through June 30, 2017 and approximately 15% of our NGLs production through 2014. At September 30, 2013, the fair value of commodity derivative contracts was an asset of approximately $83.9 million, of which $21.9 million settles during the next twelve months. Currently, we use fixed-price swaps, basis swaps, swaptions, put spread options, put options sold, collars, three-way collars and range bonus accumulators to hedge oil, natural gas and NGL prices.

New commodity derivative contracts put in place during the three months ended September 30, 2013 are as follows:

	Year 2014	Year 2015
Oil Positions:
Fixed-Price Swaps
Notional Volume (Bbls)	—	181,000
Fixed Price ($/Bbls)	$—	$93.40
Puts Sold
Notional Volume (Bbls)	—	181,000
Put Sold ($/Bbls)	$—	$75.00

NGLs Positions:
Fixed-Price Swaps
Mont Belvieu Propane
Notional Volume (Bbls)	91,250	91,250
Fixed Price ($/Bbl)	$42.00	$42.00

For a summary of all commodity and interest rate derivative contracts in place at September 30, 2013, please refer to our Quarterly Report on Form 10-Q which is expected to be filed on or about October 31, 2013.

Liquidity Update

At September 30, 2013, we had indebtedness under our reserve-based credit facility totaling $410.0 million with a borrowing base of $1.3 billion, which provided for $888.3 million in undrawn capacity, after consideration of a $1.7 million reduction in availability for letters of credit.

As of October 30, 2013, there were $425.0 million of outstanding borrowings and $873.2 million of borrowing capacity under the reserve-based credit facility, after consideration of a $1.8 million reduction in availability for letters of credit. We also have approximately $15.0 million in available cash. Our borrowing base as of October 30, 2013 is $1.3 billion. We are currently in the process of our semi-annual borrowing base redetermination and anticipate its completion in November 2013 with no material changes.

Cash Distributions

On October 21, 2013, our board of directors declared a cash distribution for our common and Class B unitholders attributable to the month of September 2013 of $0.2075 per common and Class B unit ($2.49 on an annualized basis) expected to be paid on November 14, 2013 to Vanguard unitholders of record on November 1, 2013.

Also on October 21, 2013, our board of directors declared a cash distribution for our preferred unitholders of $0.1641 per preferred unit expected to be paid on November 15, 2013 to Vanguard preferred unitholders of record on November 8, 2013.

On October 30, 2013, our board of directors declared a cash distribution for our common and Class B unitholders attributable to the month of October 2013 of $0.2075 per common and Class B unit ($2.49 on an annualized basis) expected to be paid on December 13, 2013 to Vanguard unitholders of record on December 2, 2013.

Conference Call Information

Vanguard will host a conference call on Thursday (October 31, 2013) to discuss its third quarter 2013 financial results, at 11:00 a.m. Eastern Time (10:00 a.m. Central). To access the call, please dial (877) 941-6009 or (480) 629-9866 for international callers and ask for the “Vanguard Natural Resources Earnings Call.” The conference call will also be broadcast live via the Internet and can be accessed through the Investor Relations section of Vanguard's corporate website, http://www.vnrllc.com.

A telephonic replay of the conference call will be available until December 1, 2013 and may be accessed by calling (303) 590-3030 and using the pass code 4645271#. A webcast archive will be available on the Investor Relations page at www.vnrllc.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Lisa Godfrey at (832) 327-2234 or email at investorrelations@vnrllc.com.

About Vanguard Natural Resources, LLC
Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Arkoma Basin in Arkansas and Oklahoma, the Permian Basin in West Texas and New Mexico, the Big Horn Basin in Wyoming and Montana, the Piceance Basin in Colorado, South Texas, the Williston Basin in North Dakota and Montana, the Wind River Basin in Wyoming, the Powder River Basin in Wyoming, and Mississippi. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to statements about the acquisition announced in this press release. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for oil, natural gas and NGLs, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. Please see "Risk Factors" in the Company's public filings.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to publicly correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

VANGUARD NATURAL RESOURCES, LLC
Operating Statistics
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013(a)	2012(a)	2013(a)	2012(a)(b)
Average realized prices, excluding hedges:
Oil (Price/Bbl)	$97.38	$82.98	$88.70	$85.93
Natural Gas (Price/Mcf)	$2.47	$1.84	$2.51	$2.39
NGLs (Price/Bbl)	$35.51	$37.91	$36.51	$46.21
Average realized prices, including hedges (c):
Oil (Price/Bbl)	$84.37	$83.14	$83.45	$84.16
Natural Gas (Price/Mcf)	$3.48	$4.01	$3.38	$4.59
NGLs (Price/Bbl)	$35.56	$37.91	$36.68	$46.21
Average NYMEX prices:
Oil Price (Price/Bbl)	$105.82	$92.15	$98.22	$96.20
Natural Gas Price (Price/Mcf)	$3.57	$2.81	$3.68	$2.70
Total production volumes:
Oil (MBbls)	793	682	2,316	2,061
Natural Gas (MMcf)	12,398	8,238	37,565	12,505
NGLs (MBbls)	383	187	966	454
Combined (MBOE)	3,243	2,242	9,543	4,599
Average daily production volumes:
Oil (Bbls/day)	8,621	7,415	8,484	7,523
Natural Gas (Mcf/day)	134,765	89,547	137,601	45,639
NGLs (Bbls/day)	4,168	2,028	3,540	1,656
Combined (BOE/day)	35,250	24,367	34,957	16,786

(a)
During 2013 and 2012, we acquired certain oil and natural gas properties and related assets. The operating results of these properties are included with ours from the closing date of the acquisition forward.

(b)
On March 30, 2012, we divested oil and natural gas properties in the Appalachian Basin. As such, there are no operating results from these properties included in our operating results from the closing date of the divestiture forward.

(c)	Excludes amortization of premiums paid and amortization on derivative contracts acquired.

Proved Reserves

Total proved oil and natural gas reserves at September 30, 2013 were 175.2 million barrels of oil equivalent, consisting of 588.1 billion cubic feet of natural gas, 46.9 million barrels of crude oil and 30.2 million barrels of natural gas liquids. Natural gas, crude oil and natural gas liquids accounted for 56%, 27%, and 17%, respectively, of our total proved reserves. Of these total estimated proved reserves, approximately 75% were classified as proved developed.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Oil, natural gas and NGLs sales	$121,510	$78,871	$334,929	$228,029
Realized gain (loss) on commodity derivative contracts	(5,359)	318	(2,175)	(756)
Unrealized gain (loss) on commodity derivative contracts	(12,355)	(51,332)	13,781	9,243
Total revenues	103,796	27,857	346,535	236,516

Costs and expenses:
Production:
Lease operating expenses	25,339	19,514	76,021	54,754
Production and other taxes	11,097	7,053	30,404	21,164
Depreciation, depletion, amortization, and accretion	41,750	31,245	123,354	73,897
Impairment of oil and natural gas properties	—	18,029	—	18,029
Selling, general and administrative expenses	5,730	5,499	19,179	15,298
Total costs and expenses	83,916	81,340	248,958	183,142

Income (loss) from operations	19,880	(53,483)	97,577	53,374

Other income (expense):
Interest expense	(14,832)	(12,389)	(46,233)	(27,548)
Realized loss on interest rate derivative contracts	(987)	(468)	(2,896)	(1,610)
Unrealized gain (loss) on interest rate derivative contracts	(742)	(2,463)	3,294	(5,507)
Gain (loss) on acquisition of oil and natural gas properties, net	(236)	—	5,591	13,796
Other	38	76	66	191
Total other expense	(16,759)	(15,244)	(40,178)	(20,678)
Net income (loss)	$3,121	$(68,727)	$57,399	$32,696
Distributions to Preferred unitholders	(1,240)	—	(1,392)	—
Net income (loss) available to Common and Class B unitholders	$1,881	$(68,727)	$56,007	$32,696

Net income (loss) per Common and Class B units – basic and diluted	$0.02	$(1.29)	$0.78	$0.62

Weighted average common units outstanding:
Common units – basic	77,483	52,719	70,931	52,135
Common units – diluted	77,748	52,719	71,361	52,188
Class B units – basic & diluted	420	420	420	420

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)

	September 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$7,426	$11,563
Trade accounts receivable, net	75,050	51,880
Derivative assets	30,733	46,690
Other current assets	4,051	3,858
Total current assets	117,260	113,991

Oil and natural gas properties, at cost	2,492,082	2,126,268
Accumulated depletion, amortization and impairment	(670,413)	(550,032)
Oil and natural gas properties evaluated, net – full cost method	1,821,669	1,576,236

Other assets
Goodwill	420,955	420,955
Derivative assets	62,849	53,240
Other assets	33,262	35,712
Total assets	$2,455,995	$2,200,134

Liabilities and members’ equity
Current liabilities
Accounts payable:
Trade	$9,638	$8,417
Affiliates	163	32
Accrued liabilities:
Lease operating	9,421	7,884
Development capital	8,231	4,754
Interest	22,693	11,573
Production and other taxes	19,393	12,852
Derivative liabilities	11,638	5,366
Oil and natural gas revenue payable	19,333	8,226
Distribution payable	16,339	11,919
Other	10,819	8,479
Total current liabilities	127,668	79,502

Long-term debt	957,815	1,247,631
Derivative liabilities	5,337	11,996
Asset retirement obligations, net of current portion	70,059	60,096
Other long-term liabilities	1,345	3,445
Total liabilities	1,162,224	1,402,670

Commitments and contingencies
Members’ equity
Preferred units, 2,520,000 units issued and outstanding at September 30, 2013	60,635	—
Common units, 77,498,386 units issued and outstanding at September 30, 2013 and 58,706,282 at December 31, 2012	1,230,871	794,426
Class B units, 420,000 issued and outstanding at September 30, 2013 and December 31, 2012	2,265	3,038
Total members’ equity	1,293,771	797,464
Total liabilities and members’ equity	$2,455,995	$2,200,134

Adjusted EBITDA

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus the following adjustments:

•	Net interest expense, including realized gains and losses on interest rate derivative contracts;

•	Depreciation, depletion, amortization, and accretion;

•	Impairment of oil and natural gas properties;

•	Amortization of premiums paid on derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized gains and losses on commodity and interest rate derivative contracts;

•	Gains and losses on acquisition of oil and natural gas properties, net;

•	Taxes;

•	Compensation related items, which include unit-based compensation expense and unrealized fair value of phantom units granted to officers; and

•	Material transaction costs incurred on acquisitions.

Adjusted EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry.

Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow Available to Common and Class B Unitholders

We present Distributable Cash Flow Available to Common and Class B Unitholders in addition to our reported net income (loss) in accordance with GAAP. Distributable Cash Flow Available to Common and Class B Unitholders is a non-GAAP financial measure that is defined as net income (loss) plus the following adjustments:

•	Depreciation, depletion, amortization, and accretion;

•	Impairment of oil and natural gas properties;

•	Amortization of premiums paid on derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized gains and losses on commodity and interest rate derivative contracts;

•	Gains and losses on acquisition of oil and natural gas properties, net;

•	Taxes;

•	Compensation related items, which include unit-based compensation expense and unrealized fair value on phantom units granted to officers; and

•	Material transaction costs incurred on acquisitions;

Less:
•Drilling, capital workover and recompletion expenditures;

•Distributions to Preferred unitholders;

Plus:
•Proceeds from the sale of leasehold interests.

Distributable Cash Flow Available to Common and Class B Unitholders is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors) the cash distributions we could pay our common and Class B unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our monthly distribution rate to our common and Class B unitholders. While Distributable Cash Flow Available to Common and Class B Unitholders is measured on a quarterly basis for reporting purposes, management must consider the timing and size of its planned capital expenditures in determining the sustainability of its monthly distribution to common and Class B unitholders. Capital expenditures are typically not spent evenly throughout the year due to a variety of factors including weather, rig availability, and the commodity price environment. As a result, there will be some volatility in Distributable Cash Flow Available to Common and Class B Unitholders measured on a quarterly basis. Distributable Cash Flow Available to Common and Class B Unitholders is not intended to be a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Income (Loss) to Adjusted EBITDA (a) and
Distributable Cash Flow Available to Common and Class B Unitholders
(Unaudited)
(in thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income (loss)	$3,121	$(68,727)	$57,399	$32,696
Plus:
Interest expense, including realized losses on interest rate derivative contracts	15,819	12,857	49,129	29,158
Depreciation, depletion, amortization, and accretion	41,750	31,245	123,354	73,897
Impairment of oil and natural gas properties	—	18,029	—	18,029
Amortization of premiums paid on derivative contracts	56	3,441	165	10,516
Amortization of value on derivative contracts acquired	7,444	14,213	22,872	14,096
Unrealized (gains) losses on commodity and interest rate derivative contracts	13,097	53,795	(17,075)	(3,736)
(Gain) loss on acquisition of oil and natural gas properties, net	236	—	(5,591)	(13,796)
Taxes	101	(16)	(140)	(153)
Compensation related items	942	1,440	4,445	3,258
Material transaction costs incurred on acquisitions	121	—	843	—
Adjusted EBITDA	$82,687	$66,277	$235,401	$163,965
Less:
Interest expense, net	(15,819)	(12,857)	(49,129)	(29,158)
Drilling, capital workover and recompletion expenditures	(12,774)	(16,925)	(42,192)	(40,285)
Distributions to Preferred unitholders	(1,240)	—	(1,392)	—
Proceeds from sale of leasehold interests	—	145	—	5,522
Distributable Cash Flow Available to Common and Class B Unitholders	$52,854	$36,640	$142,688	$100,044

Distributable Cash Flow per Common and Class B Unit	$0.68	$0.67	$1.93	$1.89
Common and Class B unit distribution coverage	1.09x	1.12x	1.05x	1.06x

(a) Our Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted Net Income Available to Common and Class B Unitholders

We present Adjusted Net Income Available to Common and Class B Unitholders in addition to our reported net income (loss) available to common and Class B unitholders in accordance with GAAP. Adjusted Net Income Available to Common and Class B Unitholders is a non-GAAP financial measure that is defined as net income available to common and Class B unitholders plus the following adjustments:

•	Unrealized gains and losses on commodity derivative contracts;

•	Unrealized gains and losses on interest rate derivative contracts;

•	Unrealized fair value on phantom units granted to officers;

•	Amortization of value on derivative contracts acquired;

•	Gains and losses on acquisition of oil and natural gas properties, net; and

•	Material transaction costs incurred on acquisitions.

This information is provided because management believes exclusion of the impact of these items will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the significant fluctuations that commodity price volatility has on our results, particularly as it relates to unrealized changes in the fair value of our derivative contracts. Adjusted Net Income Available to Common and Class B Unitholders is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Income (Loss) Available to Common and Class B Unitholders to
Adjusted Net Income Available to Common and Class B Unitholders
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income (loss) available to common and Class B unitholders	$1,881	$(68,727)	$56,007	$32,696
Plus (less):
Unrealized (gain) loss on commodity derivative contracts	12,355	51,332	(13,781)	(9,243)
Unrealized (gain) loss on interest rate derivative contracts	742	2,463	(3,294)	5,507
Unrealized fair value on phantom units granted to officers	(178)	622	1,535	864
Amortization of value on derivative contracts acquired	7,444	14,213	22,872	14,096
(Gain) loss on acquisition of oil and natural gas properties, net	236	—	(5,591)	(13,796)
Impairment of oil and natural gas properties	—	18,029	—	18,029
Material transaction costs incurred on acquisitions	121	—	843	—
Adjusted Net Income Available to Common and Class B Unitholders	$22,601	$17,932	$58,591	$48,153

Net income (loss) available to common and Class B unitholders, per unit	$0.02	$(1.29)	$0.78	$0.62
Plus (less):
Unrealized (gain) loss on commodity derivative contracts	0.16	0.96	(0.19)	(0.17)
Unrealized (gain) loss on interest rate derivative contracts	0.01	0.05	(0.04)	0.10
Unrealized fair value on phantom units granted to officers	—	0.01	0.02	0.02
Amortization of value on derivative contracts acquired	0.10	0.27	0.32	0.27
(Gain) loss on acquisition of oil and natural gas properties, net	—	—	(0.08)	(0.26)
Impairment of oil and natural gas properties	—	0.34	—	0.34
Material transaction costs incurred on acquisitions	—	—	0.01	—
Adjusted Net Income Available to Common and Class B Unitholders, per unit	$0.29	$0.34	$0.82	$0.92

SOURCE: Vanguard Natural Resources, LLC
CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com

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